Exhibit 10 (iii) (u)

                                        Ingersoll-Rand Company
                                       200 Chestnut Ridge Road
                             Woodcliff Lake, New Jersey  07675



December 5, 1997



Mr. David W. Devonshire
3659 Corey Road
Toledo, OH  43616

Dear Dave:

On the basis of our discussions and your recent interviews with members of our management team, I am pleased to extend this written confirmation of our offer to become Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company, reporting to me as Chairman and Chief Executive Officer. The following confirms the terms and conditions of our offer.

1. Your starting base salary will be at an annual rate of $450,000, paid monthly.

2. You will participate in the Company's annual incentive plan. You are eligible commencing with 1998, for awards targeted at 75% of salary depending on both corporate and individual performance. All bonus payments are made at the discretion of the Chairman and the Board. For 1998, your minimum bonus will be 50% of your base salary; i.e., $225,000.

3. If, in joining Ingersoll-Rand, you forego your 1997 bonus from Owens Corning, Ingersoll-Rand will provide an award of $300,000 to replace your 1997 bonus.

4. Upon joining the Company, you will receive an initial award of non-qualified stock options of 90,000 shares under our 1995 Incentive Stock Plan, at the exercise prices and vesting schedule listed below:

    Option            Exercise                  Vesting
   Share Volume         Price                   Schedule
     30,000       Market Price on hire date     One Year
     30,000       Market Price + $5.00          Two Years
     30,000       Market Price + $10.00         Three Years

   Our thinking on this matter is that 30,000 of these shares are your 1998 award normally issued in May of each year. In effect, you are getting these in advance, assuming you join us near the first of the year. The remaining 60,000 shares are to replace your current Owens Corning shares that are either not vested or "underwater", 67,000 shares. Regarding the 20,000 shares that are vested and currently "in the money" and which you may be forced to forfeit due to "insider window restrictions", we will replace those shares with Ingersoll-Rand shares at the respective prices as of your first day of work with Ingersoll-Rand, if in fact you are forced to forfeit them.

   This will be done by calculating the actual value of these Owens Corning options at your strike price and the market price on that day and then providing you with that amount in the form of Ingersoll-Rand options using their Black-Scholes value on that day. For example, if the actual value of your 20,000 options is $100,000 on that day and our stock is at $42 (current Black-Scholes value is .24), then you would receive $100,000/10.08=10,000 options (rounded up to the nearest 100).

   This award is subject to the usual terms and conditions of awards under the Plan. You will be considered a full participant and be eligible to receive further awards in future years at the current targeted rate of 30,000 shares per year.

5. Ingersoll-Rand will provide you with an initial award of 8,000 shares of restricted stock which will be issued on January 15, 1998, and which will carry a one year vesting provision.

6. Ingersoll-Rand will provide you with a Restricted Stock Award of 18,000 shares, also administered under the terms of our 1995 Incentive Stock Plan. These awards vest in three annual installments (5,400 shares, 6,300 shares, 6,300 shares, respectively) beginning in January, 1999, depending upon the achievement of a predetermined performance target and your continued employment. You will receive an award agreement which explains vesting requirements and other terms and conditions of your award. Our stock awards also provide participants with dividend equivalents and represent an attractive additional equity interest in our company. You can be considered for a larger award at any time based on your own and the Company's performance.

7. In addition, you will be eligible for a pension of 50% of your final eligible compensation at age 62, normal retirement age for executives, assuming you retire from the Company at that time. If you retire or leave the company prior to age 62, your benefit would be subject to the terms and conditions of the company's qualified retirement plan. For purposes of retirement benefits, eligible compensation is your final salary, plus the average of your five highest of your six most recent bonuses. Your 50% benefit will be calculated taking into account all sources including our qualified and non-qualified Pension Plan and Retirement Accounts, the employer portion of Ingersoll-Rand's 401(k) Plan contributions, your Social Security benefit and all other vested retirement benefits from Owens Corning. If you are asked to continue beyond age 62, you will accrue replacement income at the rate of three percentage points per year of service, such that at age 65 you will have earned a 59% replacement benefit from all sources.

8. You will receive a benefit under the Executive
   Supplementary Retirement Agreement in an amount of $65,000 per year for ten years commencing with retirement at age 62 or later and subject to the provisions of this plan.

9. We will relocate you, your family and household goods to this area. Your relocation expenses, including shipment of household goods, real estate commissions and mortgage points will be reimbursed according to our policy. Ingersoll-Rand's relocation policy also provides for equity advances, at company discretion, to facilitate home purchases prior to sale of your existing residence. And, our program also includes the possibility of home purchase should that be necessary to effect a smooth transition. In addition, Ingersoll-Rand will provide a $100,000 relocation benefit (not tax protected) to facilitate transitional difficulties and domestic changes brought about by the move to the Northern New Jersey area. This payment will be made when you establish permanent residency in the Northern New Jersey area.

10.Your medical and life insurance coverage with Ingersoll-Rand will commence on the first day of the month following 30 days of employment. Therefore, you may want to continue your coverage with your current employer under COBRA to avoid any gap in coverage.

11.In the unlikely event that you are involuntarily terminated by the company within two years of your start date, other than for cause (i.e.; violation of law or serious breach of ethics), we will provide you with a severance payment equal to two years of salary plus your last annual bonus. After two years of employment, this severance benefit will be equal to one year of cash compensation, i.e., your then current salary plus your previous annual bonus.

12.You will be eligible for a company-paid executive automobile similar to a Cadillac Sedan DeVille.

13.You will be eligible for company-paid financial advisory services from AYCO.

14.You will have access to a luncheon club in Manhattan, to be used primarily for business purposes.

15.Our offer is conditioned upon satisfactorily completing a physical examination, which includes drug testing, and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

I am pleased to know that you have accepted this offer of employment and will start with us on January 12, 1998.

Dave, I am personally looking forward to your joining
Ingersoll-Rand Company. This is a time of challenge and opportunity for our Company. I am confident your experience and leadership will help us reach our goals and create a mutually rewarding long-term relationship between us.

Sincerely,


/S/ James E. Perrella
James E. Perrella
Chairman, President and CEO


Accepted:

/S/ David W. Devonshire

Date:

December 9, 1997